Exhibit (10) 36.


	RESCISSION AGREEMENT



	Agreement made this 21st day of May, 1997, by and between SYSTEMS COMMUNICATIONS, INC., a Florida corporation, hereinafter called "SCI"; AMERISTAR TELECOMMUNICATIONS, INC., hereinafter called "ATI";
MARK WOORWARD and RUSSELL ARMSTRONG.

	WHEREAS, in August of 1994 SCI acquired all of the stock of ATI and ATI became a wholly owned subsidiary, and

	WHEREAS, as part of that acquisition, SCI issued to WOODWARD and ARMSTRONG shares of stock in SCI and warrants for additional shares of SCI stock; and

	WHEREAS SCI, its Board of Directors, ATI, WOODWARD and ARMSTRONG desire to rescind the August 1994 acquisition of ATI by SCI; and

	WHEREAS, the Parties recognize that it is in their best interests to reduce to writing the following terms as an expression of the intentions of the parties.

	Now, therefore, in consideration of the mutual promises herein provided, the parties agree as follows:

	ARTICLE I
Return of Stock and Promissory Notes

	1.1	That the WHEREAS clauses hereinabove set forth are not mere
recitals and are an integral part of this agreement.

	1.2	WOODWARD and ARMSTRONG shall retain a total of 100,000 shares of
SCI common stock which 100,000 shares shall include any SCI stock pledged to any banks or financial institutions as security for any loans or other forms of consideration. WOODWARD and ARMSTRONG shall, upon the execution of this Agreement, return to SCI all other shares of common stock, preferred stock and warrants which they obtained from SCI in connection with or as a result of the August 1994 acquisition (exclusive of any shares previously sold in the market.). WOODWARD and ARMSTRONG (i) have the legal authority to transfer the common stock, preferred stock and warrants and (ii) will properly endorse for transfer all of the common stock, preferred stock and warrants to be returned to SCI.

	1.3	ATI shall, upon the execution of this Agreement,  return to SCI the promissory note totaling $500,000.00 between SCI and WOODWARD and ARMSTRONG which Promissory Note shall be marked Paid in Full or Canceled and such notation shall be signed and dated by WOODWARD and ARMSTRONG. In addition, SCI shall forgive all inter-company debts between SCI and ATI.

	1.4	Upon the execution of this Agreement, SCI shall return to WOODWARD and ARMSTRONG all of the shares of ATI stock which were acquired by SCI in the August1994 acquisition of ATI. SCI (i) has the legal authority to transfer the ATI stock and (ii) will properly endorse for transfer all of the ATI STOCK to be returned to WOODWARD and ARMSTRONG.

	1.5	SCI shall return to ATI all books and records relating to the business of ATI. SCI shall, upon written request from Skylink, return all information and videotapes relating to Skylink directly to Skylink and SCI will provide written confirmation to ATI that the materials have been returned to directly to Skylink. SCI may retain a copy of the books and records relating to the business of ATI.

ARTICLE II
Release of SCI as Guarantor on Sun Financial leases

	2.1	The Parties acknowledge that, as of March 31, 1997 SCI was and is a guarantor on financing amounts which have been advanced to ATI by Sun
Financial for the purchase of pay-per-view equipment which amounts are equal to all future minimum lease payments executed by ATI and total approximately $180,000.00. ATI shall make arrangements with Sun Financial to either release SCI as the guarantor from any liability under the Sun Financial leases or make arrangements for ATI to pay Sun Financial the amounts owed under the subject leases.

  	2.2	Notwithstanding the foregoing, upon the execution of this
Agreement, ATI shall execute and deliver to SCI a Promissory Note payable to SCI in the amount of $180,000.00. The sums set forth in the Promissory Note shall only become due and payable upon ATI's default of any payment obligations relating to the Sun Financial leases and then only in the amount of the payment obligations still owing to Sun Financial. In addition, ATI shall correct any inconsistencies or inaccuracies regarding the lock-box agreements called for under the Sun Financial lease agreements. ATI shall also maintain ongoing compliance with the terms of said lock-box agreements and shall take any and all necessary steps to obtain compliance with those lock-box agreements with any ATI customers and suppliers.

	2.3	ARMSTRONG and WOODWARD specifically acknowledge and agree
that Promissory Note called for under this Article II shall be and is secured by all office equipment, pay-per-view and telecommunications equipment covered by leases. ATI shall not sell, transfer, convey, abandon or otherwise impair any of the identified assets without the prior written consent of SCI.

ARTICLE III
Release and Indemnification

	3.1	Release.  In consideration of the mutual promises and covenants contained herein ATI, WOODWARD and ARMSTRONG hereby release SCI, its officers, and agents from any and all claims, actions, suits, or proceedings arising in any way out of the business operations of ATI from the beginning of time until the present and into the future which have been or may be brought against SCI, ATI or any subsidiaries of SCI. This release applies to all such claims, suits, actions, or proceedings whether known or unknown, discovered or undiscovered and regardless of whether any such claims are or were capable of
being discovered by either SCI, ATI, ARMSTRONG or WOODWARD.    In addition,
SCI hereby releases ATI, WOODWARD, ARMSTRONG and ATI'S officers, directors and agents from any and all claims, actions, suits, or proceedings arising in any way out of the business operations of SCI, excluding those business operations relating to ATI up to the date of this Agreement, from the beginning of time until the present and into the future which have been or may be brought against SCI, ATI, WOODWARD, ARMSTRONG and any officers or directors of ATI or any subsidiaries of SCI.

	The Parties specifically agree that this release is not intended to and does not apply to any personal liability of ARMSTRONG or WOODWARD imposed or sought to be imposed by third parties and growing or arising out of any actions they engaged in while acting in their capacity as a member of SCI's Board of Directors .

	THE PARTIES FURTHER SPECIFICALLY AGREE THAT THE RELEASES CONTAINED IN THIS PARAGRAPH ARE THE ESSENCE OF THIS AGREEMENT AND WITHOUT WHICH NO AGREEMENT WOULD BE ENTERED INTO BY SCI, ATI, WOODWARD or ARMSTRONG.


3.2  Indemnification.  ATI, ARMSTRONG and WOODWARD hereby agree to indemnify SCI and to hold SCI harmless from any and all damage, loss, liability, expense (including without limitation, reasonable out-of-pocket expenses of investigation and reasonable attorneys' fees and expenses in connection with any claim, action, suit, or proceeding brought against the other) and for any other costs incurred by SCI arising in any way out of the business operations of ATI from August 1994 until the present and into the future which have been or may be brought against SCI, ATI or any subsidiaries
of SCI by third parties.   Similarly, SCI agrees to indemnify ATI, ARMSTRONG
and WOODWARD and to hold ATI, ARMSTRONG and WOODWARD harmless from any and all damage, loss, liability, expense (including without limitation, reasonable out-of-pocket expenses of investigation and reasonable attorneys' fees and expenses in connection with any claim, action, suit, or proceeding brought against the other) and for any other costs incurred by ATI, ARMSTRONG and WOODWARD arising out of or hereunder with respect to any business operations of SCI, excluding those business operations relating to ATI brought by third parties, from August 1994 until the present and into the future which have been or may be brought against SCI, ATI or any subsidiaries of SCI by third parties.

	The Parties specifically agree that this indemnification provision is not intended to and does not apply to any personal liability of ARMSTRONG or WOODWARD imposed or sought to be imposed by third parties and growing or arising out of any actions they engaged in while acting in their capacity as a member of SCI's Board of Directors. Any issues regarding the indemnification of ARMSTRONG or WOODWARD growing or arising out of any actions they engaged in while acting in their capacity as a member of SCI's Board of Directors shall be governed by the provisions contained in the By-Laws of SCI.

ARTICLE IV
	Resignation

	4.1	If not already provided by the time of the execution of this
Agreement, then upon the execution of this Agreement, ARMSTRONG and WOODWARD shall submit their written resignations from SCI's Board of Directors, effective immediately, and by signing this Rescission Agreement ARMSTRONG and WOODWARD hereby voluntarily terminate their Employment Agreements with SCI dated October 15, 1994. ARMSTRONG and WOODWARD hereby specifically agree to waive and acknowledge their voluntary waiver of any and all salary and benefits from SCI, whether accrued or unaccrued, currently due and owing or to become due in the future. SCI shall not be obligated in any way whatsoever to provide or continue to provide any benefits of employment to ARMSTRONG and/or WOODWARD as of May 21, 1997, including but not limited to, health insurance, life insurance, bonuses, stock options or any other similar benefit.

ARTICLE V
No Contact with Customers or Vendors

	5.1	None of the parties hereto will contact the vendors or customers of the other or disparage the other party to such customers or vendors.

	ARTICLE VI
	Miscellaneous

	6.1 No Waivers. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement.


	6.2 Notices. Any notice to be given to SCI and ATI, WOODWARD and/or ARMSTRONG under the terms of this Agreement may be delivered personally, by telecopy, telex or other form of written electronic transmission, or by registered or certified mail, postage prepaid, and shall be addressed as follows:

	If to SCI:					Systems Communications, Inc.
							2575 Ulmerton Road
							Suite 300
							Clearwater, FL  34622

	If to the ATI or
	WOODWARD and ARMSTRONG:		Ameristar Telecommunications, Inc.
							1151 Old McHenry Road, Suite 204
							Buffalo Grove, IL  60089

	Either party may hereafter notify the other in writing of any change in address. Any notice shall be deemed duly given (i) when personally delivered,
(ii) when telecopied, telexed or transmitted by other form of written electronic transmission, or (iii) on the their day after it is mail by registered mail or certified mail, postage prepaid, as provided herein.

	6.3 Severability. The provisions of this Agreement are severable and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provision, or enforceable parts thereof, shall not be affected thereby.

	6.4 Successors and Assigns. The rights and obligations of all of the parties under this agreement shall inure to the benefit of and be binding upon their successors and assigns, including the survivor upon any merger, acquisition, consolidation or combination of SCI with any other entity. The parties shall not have the right to assign, delegate or otherwise transfer any duty or obligation to be performed by him/it hereunder to any person or entity without the prior written consent of the other parties to this Agreement.

	6.5 Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties hereto, oral or written, and may not be modified or terminated orally. No modification, termination, or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced. The parties agree that no prior drafts of this Agreement shall be admissible as evidence in any proceeding which involves the interpretation of any provision of this Agreement.

	6.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida.

	6.7 Section Headlines. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

	6.8 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.

	6.9 Continued Cooperation. The Parties to this Agreement specifically agree to continue to cooperate in any additional action required to affect the rescission of SCI's acquisition of ATI and that they shall, when called upon, execute any necessary documents to complete this rescission or to provide any information required by any local, state, municipal or federal governmental agency, including but not limited to the Securities and Exchange Commission.

	6.10 Attorney's Fees. In the event that either party is required to engage the services of legal counsel to enforce the terms and conditions of this Agreement against the other party, regardless of whether such action results in litigation, the prevailing party shall be entitled to reasonable attorneys' fees, costs of legal assistants, and other costs from the other party, which shall include any fees or costs incurred at trial or any appellate proceeding, and expenses and other cost, including any accounting expenses incurred.

	IN WITNESS WHEREOF, the parties hereto have executed this Rescission Agreement as of the date first above written.



SYSTEMS COMMUNICATIONS, INC.
("SCI")

By:   /s/ Edwin B. Salmon
	Edwin Salmon
	Chairman of the Board

       /s/ Stephen E. Williams
           Stephen E. Williams
          Director

      /s/ David J. Olivet
         David J. Olivet
         Director


     /s/ Richard Sweet
      Richard Sweet
      Director

    /s/Mark Woodward
     Mark Woodward


   /s/Russell Armstrong
    Russell Armstrong

Ameristar Telecommunications, Inc.
By: /s/ Mark Woodward

   Its: President